Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS INCREASED SALES AND EARNINGS
FOR SECOND QUARTER 2010

DEERFIELD, Ill., July 29, 2010 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported second quarter 2010 results.

Second Quarter Financial Highlights

•            Diluted earnings per share were $1.10.  Adjusted to exclude a non-cash $2.8 million pre-tax reversal of actuarially based liabilities resulting from the termination of a post-retirement medical plan, second quarter 2010 diluted earnings per share were $1.03(1), up 17%, compared with $0.88 a year ago.

•            Net sales for the second quarter increased 5.3% to $1.22 billion, compared with $1.16 billion in the prior-year quarter.

•            Gross margin in the second quarter of 2010 was 14.7% of sales, up 60 basis points, compared with 14.1% in the prior-year quarter.

•            Operating expenses in 2010 were $128.9 million, or 10.6% of sales.  Adjusted operating expenses in 2010 were $131.7 million(1), or 10.8%(1) of sales, compared with $122.2 million, or 10.5% of sales in the 2009 quarter.

•            Operating income was $50.3 million, or 4.1% of sales.  Adjusted operating income was $47.5 million(1), or 3.9%(1) of sales, versus $41.2 million, or 3.6% of sales, in the prior-year quarter.

•            Net income was $27.0 million in 2010.  Adjusted net income in the second quarter of 2010 was up 19% to $25.3 million(1) versus $21.2 million in the prior-year quarter.

•            Net cash provided by operating activities for the latest six months totaled $54.7 million, versus net cash provided of $243.0 million for the same period last year.

•            Share repurchases during the second quarter of 2010 totaled 1.1 million shares for $63.0 million.

“Successful execution of our growth strategies, together with modestly improving economic conditions, drove our positive second quarter sales performance,” said Richard W. Gochnauer, president and chief executive officer. “Disciplined cost management, coupled with higher supplier allowances, delivered stronger operating margins. We continued to make investments in key initiatives to position us for future growth, and enhanced shareholder value through share repurchases in the quarter.”

Second Quarter Performance

Sales in the second quarter of 2010 increased by 5.3% to $1.22 billion, compared with last year’s $1.16 billion.  Sales within the technology and office product categories grew 8.6% and 5.6%, respectively, versus the prior-year quarter.  In addition, sales of industrial supplies showed significant growth in the quarter of 27.9% versus the prior-year quarter.  Lower sales of flu-related products contributed to a 2.1% reduction in sales of janitorial/breakroom supplies. Furniture sales were down 2.1%, an improvement from the prior quarter’s decline.

Gross margin in the second quarter of 2010 reached $179.2 million, compared with $163.4 million in the same period last year. Gross margin as a percent of sales for the second quarter of 2010 was 14.7%, compared with 14.1% in the prior-year quarter.  The increase was due to higher inventory purchase-related supplier allowances versus the prior-year quarter.  Also, modestly higher product cost inflation compared with last year, and improved leverage of occupancy costs positively affected gross margin.  These items were partially offset by competitive pricing pressures and a lower-margin product mix.

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Operating expenses for the latest quarter were $128.9 million, or 10.6% of sales, including a non-cash $2.8 million favorable adjustment related to the termination of the post-retirement medical plan.  Excluding this item, operating expenses were $131.7 million(1), or 10.8%(1) of sales, compared with $122.2 million, or 10.5% of sales, in the same quarter last year.  Sales growth, investments in strategic growth initiatives, and the reinstatement of employee-related benefits in the second quarter contributed to the increase in operating expenses.  These cost increases were somewhat offset by lower bad debt costs, lower depreciation and continued success with War on Waste (WOW) efforts.

Operating income for the latest quarter was $50.3 million, or 4.1% of sales.  Excluding the favorable item mentioned above, operating income was $47.5 million(1), or 3.9%(1), compared with $41.2 million, or 3.6% of sales, in the second quarter of 2009.

Diluted earnings per share for the 2010 quarter were $1.10.  Excluding the effect of the plan termination referenced above, diluted earnings per share were $1.03(1) up from $0.88 in the prior-year quarter.

Six-Month Performance

Sales in the first half of 2010 were $2.38 billion, up 4.1%, led by double-digit increases in industrial supplies and growth in technology and office products, and a slight increase in janitorial/breakroom.  These were partially offset by lower furniture sales.

Gross margin for the first half of 2010 increased to $346.1 million or 14.6% of sales compared to $327.7 million or 14.4% in the same prior-year period.  The increase was due to higher inventory purchase-related supplier allowances as well as improved leverage on occupancy costs.  These favorable items were partially offset by lower product cost inflation, competitive pricing pressures and a lower-margin product mix.

Operating expenses in 2010 were $260.0 million or 11.0% of sales, including a non-cash $2.8 million favorable effect of terminating the post-retirement medical plan, compared with $257.6 million, or 11.3% of sales, last year, which included a severance charge of $3.4 million.  Excluding these items, operating expenses in 2010 were $262.8 million(1), or 11.1%(1) of sales, compared with the prior year of $254.2 million(1) or 11.2%(1) of sales.  The operating expense ratio declined slightly due to lower bad debt costs, lower depreciation expense and War on Waste savings partially offset by the reinstatement of several employee-related benefits and spending on growth initiatives.

Operating income for the first half of 2010 was $86.1 million or 3.6% of sales.  Excluding the items mentioned above, operating income in 2010 was $83.3 million(1), or 3.5%(1) of sales, compared with $73.5 million(1) or 3.2%(1) of sales, in the prior year.

Diluted earnings per share for the first half of 2010 were $1.83 versus $1.45 in the first half of 2009.  Excluding the items mentioned above, diluted earnings per share for the first half of 2010 were $1.76(1), compared with $1.54(1) in the prior-year period.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities totaled $54.7 million for the six months ended June 30, 2010, versus $243.0 million a year ago.  Last year’s cash flow was positively affected by a significant reduction in inventory, compared with the current year’s re-investment to support sales growth.  Cash flow used in investing activities totaled $26.2 million in 2010, up from $4.7 million in the first half of 2009.  Included in 2010 investing activities is $15.5 million related to acquisitions and investments.  Capital spending through the six months ended June 30, 2010 was $10.7 million and is expected to be approximately $30 million for 2010.

The company has approximately $850 million of total committed debt capacity with $453.4 million outstanding as of June 30, 2010, which is down slightly from $471.8 million at June 30, 2009. Also, during that same period debt-to-total capitalization declined to 39.0% from 43.2%. Through the first half of 2010, the company repurchased 1.3 million shares for $74.7 million, which was partially offset by the collection of $25.9 million from the exercise of stock options.

Outlook

Third quarter sales to date are trending up about 4%.  “Our first-half performance gives us confidence that our sales initiatives will help drive growth and overcome lower flu-related product sales and the effects of continued uncertain economic conditions,” commented Gochnauer.  “Further, the work our associates have done to deliver high-value services to our customers and suppliers, and drive cost structure improvements through our War on Waste initiatives, supports our margin improvement objectives.  Our focus remains on sales initiatives, cost management, working capital efficiency gains and cash generation to maintain our strong financial position and flexibility, while enabling continued investment in growth strategies, opportunistic investment buys, and share repurchases.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, July 30, 2010, at 10:00 a.m. CT, to discuss second quarter and first-half 2010 results. To participate, callers within the U.S. and Canada should dial (800) 588-4973, and international callers should dial (847) 413-2407 approximately 10 minutes before the presentation.  The confirmation number is “27488704.”  To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; prevailing economic conditions and changes affecting the business products industry and the general economy; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; United’s reliance on key suppliers and the supplier allowances and promotional incentives they provide; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the availability of financing sources to meet United’s business needs; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States of America and may not be consistent with measures used by other companies. It should be considered supplemental data. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$1,220,759	$1,159,195	$2,375,068	$2,280,502
Cost of goods sold	1,041,520	995,782	2,028,963	1,952,753
Gross profit	179,239	163,413	346,105	327,749

Operating expenses:
Warehousing, marketing and administrative expenses	128,918	122,173	259,986	257,625

Operating income	50,321	41,240	86,119	70,124

Interest expense, net	6,436	6,949	12,665	14,129

Other expense, net	—	—	—	204

Income before income taxes	43,885	34,291	73,454	55,791

Income tax expense	16,883	13,133	28,227	21,112

Net income	$27,002	$21,158	$45,227	$34,679

Net income per common share — diluted	$1.10	$0.88	$1.83	$1.45
Weighted average number of common shares — diluted	24,636	23,952	24,723	23,839

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of June 30,		As of
	2010	2009	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$13,393	$57,978	$18,555
Accounts receivable and retained interest in receivables sold, net*	642,607	595,612	641,317
Inventories	639,192	519,039	590,854
Other current assets	28,347	24,029	33,026
Total current assets	1,323,539	1,196,658	1,283,752

Property, plant and equipment, net	129,204	138,434	135,032
Intangible assets, net	64,003	65,501	62,932
Goodwill	328,445	314,222	314,429
Other long-term assets	16,097	11,375	12,371
Total assets	$1,861,288	$1,726,190	$1,808,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$443,857	$374,044	$390,883
Accrued liabilities	164,921	152,625	171,366
Total current liabilities	608,778	526,669	562,249

Deferred income taxes	199	3,447	4,052
Long-term debt	453,400	471,800	441,800
Other long-term liabilities	88,319	104,385	93,702
Total liabilities	1,150,696	1,106,301	1,101,803

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2010 and 2009	3,722	3,722	3,722
Additional paid-in capital	398,178	383,722	387,131
Treasury stock, at cost — shares 13,850,940 and 13,502,541 shares at June 30, 2010 and 2009, respectively and 13,237,495 shares at December 31, 2009	(750,106)	(707,891)	(700,294)
Retained earnings	1,103,301	991,768	1,058,074
Accumulated other comprehensive loss	(44,503)	(51,432)	(41,920)
Total stockholders’ equity	710,592	619,889	706,713
Total liabilities and stockholders’ equity	$1,861,288	$1,726,190	$1,808,516

*Retained interest in accounts receivable sold was $444.2 million at June 30, 2010, $416.9 million at June 30, 2009 and $445.3 million at December 31, 2009.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2010	2009
Cash Flows From Operating Activities:

Net income	$45,227	$34,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,441	20,813
Share-based compensation	6,811	5,861
Loss on the disposition of property, plant and equipment	4	25
Amortization of capitalized financing costs	366	462
Excess tax benefits related to share-based compensation	(3,480)	(57)
Deferred income taxes	(2,827)	(7,429)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and retained interest in receivables sold, net	(815)	14,566
(Increase) decrease in inventory	(47,528)	161,671
Decrease in other assets	5,450	9,840
Increase in accounts payable	104,284	44,157
Decrease in checks in-transit	(51,872)	(11,113)
Decrease in accrued liabilities	(7,561)	(30,712)
(Decrease) increase in other liabilities	(11,792)	189
Net cash provided by operating activities	54,708	242,952
Cash Flows From Investing Activities:
Capital expenditures	(10,684)	(4,756)
Acquisitions and investments, net of cash acquired	(15,527)	—
Proceeds from the disposition of property, plant and equipment	38	95
Net cash used in investing activities	(26,173)	(4,661)
Cash Flows From Financing Activities:
Borrowings (repayments) under Revolving Credit Facility	11,600	(191,300)
Net proceeds from share-based compensation arrangements	25,941	315
Acquisition of treasury stock, at cost	(74,675)	—
Excess tax benefits related to share-based compensation	3,480	57
Payment of debt issuance costs	(39)	(51)
Net cash used in financing activities	(33,693)	(190,979)
Effect of exchange rate changes on cash and cash equivalents	(4)	4
Net change in cash and cash equivalents	(5,162)	47,316
Cash and cash equivalents, beginning of period	18,555	10,662
Cash and cash equivalents, end of period	$13,393	$57,978

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

 (in millions, except per share data)

	For the Three Months Ended June 30,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,220.8	100.00%	$1,159.2	100.00%

Gross profit	$179.2	14.68%	$163.4	14.10%

Operating expenses	$128.9	10.56%	$122.2	10.54%
Post-retirement medical plan termination	2.8	0.23%	—	—

Adjusted operating expenses	$131.7	10.79%	$122.2	10.54%

Operating income	$50.3	4.12%	$41.2	3.56%
Operating expense item noted above	(2.8)	-0.23%	—	—
Adjusted operating income	$47.5	3.89%	$41.2	3.56%

Net income	$27.0		$21.2
Operating expense item noted above	(1.7)		—
Adjusted net income	$25.3		$21.2

Net income per share — diluted	$1.10		$0.88
Per share operating expense item noted above	(0.07)		—
Adjusted net income per share — diluted	$1.03		$0.88

Weighted average number of common shares — diluted	24.6		24.0

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of terminating the post-retirement medical plan.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of this item to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

 (in millions, except per share data)

	For the Six Months Ended June 30,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$2,375.1	100.00%	$2,280.5	100.00%

Gross profit	$346.1	14.57%	$327.7	14.37%

Operating Expenses	$260.0	10.94%	$257.6	11.30%
Post-retirement medical plan termination	2.8	0.12%	—	—
Severance charge	—	—	(3.4)	(0.15)%

Adjusted operating expenses	$262.8	11.06%	$254.2	11.15%

Operating income	$86.1	3.63%	$70.1	3.07%
Operating expense items noted above	(2.8)	-0.12%	3.4	0.15%
Adjusted operating income	$83.3	3.51%	$73.5	3.22%

Net income	$45.2		$34.7
Operating expense items noted above	(1.7)		2.1
Adjusted net income	$43.5		$36.8

Net income per share — diluted	$1.83		$1.45
Per share operating expense items noted above	(0.07)		0.09
Adjusted net income per share — diluted	$1.76		$1.54

Weighted average number of common shares — diluted	24.7		23.8

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of terminating the post-retirement medical plan in 2010 and a severance charge in the first quarter of 2009.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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